EXHIBIT 10.45

Lock-Up Agreement

January 25, 2018

Terra Tech Corp.

2040 Main St, Suite 225

Irvine, CA 92614

Ladies and Gentlemen:

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock (the “Shares”) of Terra Tech Corp. (the “Company”), or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from, during the Lock-Up Period, engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The initial Lock-Up Period will commence on the date hereof and continue until the twelve (12) month anniversary of the date of this Lock-Up Agreement.

Notwithstanding the foregoing, during the Lock-Up Period, the undersigned may (i) exercise any outstanding options or warrants or convert shares of preferred stock, provided that any Shares delivered upon such exercise or conversion are subject to the restrictions set forth herein, (ii) transfer the Undersigned’s Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (iii) transfer the Undersigned’s Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) transfer, sell or otherwise dispose of the Undersigned’s Shares to satisfy tax obligations resulting from the exercise of any stock options that otherwise would expire during the Lock-Up Period, (v) transfer the Undersigned’s Shares following the commencement of a tender or exchange offer for Shares by an unaffiliated third party of the Company that is subject to the provisions of the Securities Exchange Act of 1934, as amended, (vi) transfer the Undersigned’s Shares pursuant to the consummation of a business combination or similar transaction, or transfer the Undersigned’s Shares following the execution of an agreement by the Company contemplating a business combination or similar transaction, in each case with an unaffiliated third party of the Company, or (vii) sell Shares at a price of $0.55 per Share or greater. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

Very truly yours,

By:	/s/ Michael Nahass
Name:	Michael Nahass